Exhibit 99.1

P. O. Box 270 Hartford, CT 06141-0270 56 Prospect Street Hartford, CT 06103 (860)-665-5000 www.nu.com

CONTACT:

Jeffrey R. Kotkin

OFFICE:

(860) 728-4650

NU REPORTS FIRST QUARTER RESULTS

HARTFORD, Connecticut, May 5, 2010—Northeast Utilities (NYSE: NU) today reported first quarter 2010 earnings of $86.2 million, or $0.49 per share, compared with earnings of $97.7 million, or $0.60 per share, in the first quarter of 2009.

Charles W. Shivery, NU chairman, president, and chief executive officer, attributed the lower results primarily to lower electric and natural gas sales, reduced earnings at NU’s competitive businesses due to the absence of mark-to-market gains, and higher employee benefit costs, due in part to the enactment of national health care legislation.  NU recorded $3 million in after-tax charges in the first quarter of 2010 associated with the health care legislation.  In addition, earnings per share were impacted by the sale of nearly 19 million NU shares in March 2009.

Distribution segment earnings of NU’s four utilities totaled $47.9 million in the first quarter of 2010, compared with $59.2 million in the first quarter of 2009.  “Our electric operating companies provide critical infrastructure for nearly 2 million customers, and we continue to invest heavily to maintain reliable systems, but economic conditions continue to weigh on the returns of their distribution businesses,” Shivery said.

In the first three months of 2010, NU’s capital expenditures totaled $182.7 million, including $84 million on its electric and natural gas distribution systems.

2010 earnings guidance

NU today affirmed its 2010 consolidated earnings guidance of between $1.80 per share and $2.00 per share.  NU continues to project earnings from its regulated electric and natural gas distribution and electric generation segment of between $0.95 per share and $1.05 per share 1 and between $0.90 per share and $0.95 per share1 for its transmission segment.  It projects earnings of between $0.00 and $0.05 per share 1 at its competitive businesses and net expenses of approximately $0.05 per share 1 at NU parent and other companies.

Regulated company results

NU’s transmission earnings were $40.1 million, or $0.23 per share 1, in the first quarter of 2010, compared with $35.4 million, or $0.22 per share 1, in the first quarter of 2009.  Shivery said the improved results primarily reflected a higher level of transmission investment.

The Connecticut Light and Power Company’s (CL&P) distribution earnings were $14.3 million in the first quarter of 2010, compared with $21.6 million in the first quarter of 2009.  The lower results were due to a 4.9 percent decline in retail sales owing to much warmer weather and a continued economic slowdown in Connecticut, as well as higher pension and other operating costs.

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Public Service Company of New Hampshire’s (PSNH) distribution and generation earnings were $11.1 million in the first quarter of 2010, compared with $13.5 million in the first quarter of 2009.  PSNH benefited from a temporary rate increase that took effect August 1, 2009, but that revenue was more than offset by a 5.3 percent decline in retail sales and $1 million of charges related to the new health care legislation.

Western Massachusetts Electric Company’s (WMECO) distribution earnings were $2.9 million in the first quarter of 2010, compared with $4.8 million in the first quarter of 2009.  Lower results in 2010 were primarily due to a 4.4 percent decline in retail sales in the first quarter of 2010, compared with the first quarter of 2009.

Overall, NU’s retail electric sales were down 4.9 percent in the first quarter of 2010 compared with the first quarter of 2009.  They were down 2.5 percent on a weather-adjusted basis.

Shivery said the first-quarter sales decline reflects a number of factors, including a much milder New England winter in 2010.  “Our electric sales results also reflect the very significant ongoing investment in energy conservation measures our customers continue to make, the region’s slow recovery from the economic downturn, and our Connecticut customers’ installation of distributed generation,” Shivery said.

Yankee Gas Services Company earned $19.6 million in the first quarter of 2010, compared with $19.3 million in the first quarter of 2009.  Lower interest expense was partially offset by a 3.5 percent decline in firm natural gas sales, driven by a 13.5 percent reduction in year-over-year heating degree days in Connecticut.  Firm natural gas sales rose 6.4 percent on a weather-adjusted basis.

Competitive businesses

NU’s remaining competitive energy businesses earned $2.3 million in the first quarter of 2010, compared with $5.8 million in the first quarter of 2009.  The decline was primarily due to reduced benefits from marking to market the remaining wholesale obligations of NU Enterprises, Inc. (NUEI).  NUEI recorded after-tax mark-to-market losses of $0.4 million in the first quarter of 2010, compared with after-tax gains of $3.2 million in the first quarter of 2009.  NU’s wholesale marketing business continues to wind down, with the last contracts ending in 2013.

Parent and other affiliates

NU parent and other companies recorded net expenses of $4.1 million in the first quarter of 2010, compared with net expenses of $2.7 million in the first quarter of 2009.  First quarter 2010 results included a charge of $0.6 million related to the new health care legislation.

The following table reconciles 2010 and 2009 first-quarter results:

		First Quarter

2009	Reported EPS	$0.60
	Higher transmission earnings in 2010	$0.02
	Lower regulated distribution and generation earnings in 2010	($0.06)
	Lower competitive business earnings in 2010	($0.03)
	Dilutive impact of 2009 share issuance	($0.04)
2010	Reported EPS	$0.49

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Financial results for the first quarters of 2010 and 2009 for NU’s regulated and competitive segments and parent and other companies are noted below:

Three months ended:

(in millions, except EPS)	March 31, 2010	March 31, 2009	Increase (Decrease)	2010 EPS [1]
CL&P Distribution	$14.3	$21.6	($7.3)	$0.08
PSNH Distribution/Generation	$11.1	$13.5	($2.4)	$0.06
WMECO Distribution	$2.9	$4.8	($1.9)	$0.02
Yankee Gas	$19.6	$19.3	$0.3	$0.11
Total--Distribution/Generation	$47.9	$59.2	($11.3)	$0.27
CL&P Transmission	$32.7	$30.1	$2.6	$0.19
PSNH Transmission	$4.7	$4.0	$0.7	$0.03
WMECO Transmission	$2.7	$1.3	$1.4	$0.01
Total—Transmission	$40.1	$35.4	$4.7	$0.23
Total—Competitive	$2.3	$5.8	($3.5)	$0.01
NU Parent and Other Companies	($4.1)	($2.7)	($1.4)	($0.02)
Reported Earnings	$86.2	$97.7	($11.5)	$0.49

Retail sales data:

Gwh for three months ended	March 31, 2010	March 31, 2009	% Change Actual	% Change Weather Norm.
CL&P	5,591	5,880	-4.9%	-2.3%
PSNH	1,932	2,040	-5.3%	-3.0%
WMECO	930	972	-4.4%	-2.3%
Total NU	8,448	8,888	-4.9%	-2.5%
Yankee Gas firm volumes in mmcf for three months ended	16,443	17,034	-3.5%	6.4%

NU has approximately 176 million common shares outstanding.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “project,” “believe”, “forecast”, “should”, “could”, and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for NU’s products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of NUEI’s remaining competitive electricity positions; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are

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detailed from time to time in NU’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

1 All per share amounts in this news release are reported on a fully diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average fully diluted NU parent common shares outstanding for the period.  Management uses this non-GAAP financial measure to evaluate earnings results and to provide details of earnings results and guidance by business.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s businesses.  Non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

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Note: NU will webcast a discussion concerning its first quarter 2010 results tomorrow, May 6, 2010, at 1 p.m. Eastern Daylight Time. The webcast can be accessed through NU’s website at www.nu.com.

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